EXHIBIT 99.1

Hemisphere Media Group Names

New EVP of Sales & Revenue

Miami, FL—November 2, 2021—Hemisphere Media Group, Inc. (HMTV), the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television, streaming and digital content platforms, today announced that John A. Garcia will join the company as Executive Vice President of Sales & Revenue. A seasoned executive, Mr. Garcia will be responsible for growing and overseeing sales across all production pipelines and will play a key role in the company’s expansion to new client segments.

“We are so fortunate to have John Garcia join our team and lead our international sales and strategic partnerships business,” said Alan J. Sokol, president & CEO of Hemisphere Media Group. “John is a global leader in international television. As we expand our production for Pantaya and our HMTV channels, John is the perfect executive to establish innovative partnerships, ad sales, and distribution strategies.”

“I strongly believe in Hemisphere Media Group’s leadership and strategy; their focus on super-serving the content needs and interests of the Hispanic/Latino market in an innovative manner, as well as their leadership position in the SVOD space, motivated me to become part of their already impressive leadership team. The company has tremendous growth potential, and I am delighted to be joining the HMTV family.” said Mr. Garcia.

Mr. Garcia is a global leader, most recently helming all of Warner Bros. International Television Distribution’s (WBITD) program licensing activities—overseeing sales, windowing strategies, marketing, and distribution—throughout Latin America.

Prior to this role, Garcia served as Deputy Managing Director of WBITD’s sales office in Madrid, overseeing the division’s activities, including inter-company synergies, content licensing, advertising sales, and co-productions throughout Southern Europe, including Spain, Italy, Portugal, Greece, Turkey, and Cyprus.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television, streaming and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, the leading Spanish-language subscription streaming service in the U.S., a Spanish-language content distribution company and has an ownership interest in a leading broadcast television network in Colombia.

Contact Hemisphere Media Group, Inc.: Isabel Nieto / inieto@hemispheretv.com

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